Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5306

(202) 955-8500

www.gibsondunn.com

November 25, 2008

Direct Dial	Client Matter No.
(202) 955-8500	67293-00027

Fax No.
(202) 467-0539

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation—Dividend Reinvestment and Stock Purchase Plan

Registration Statement on S-3 (Registration No. 333-133943)

Ladies and Gentlemen:

We have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-133943) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 9, 2006 of Capital One Financial Corporation (the “Company”) for the registration of the Company’s debt securities, preferred stock, depositary shares, common stock, purchase contracts and units; (ii) the core prospectus dated May 9, 2006 forming a part thereof, together with the documents incorporated therein by reference (the “Core Prospectus”); and (iii) the prospectus supplement dated November 25, 2008 (the “Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 25, 2008 in connection with the offering by the Company of 7,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to its Dividend Reinvestment and Stock Purchase Plan.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued against payment therefore, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Company’s Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP